Exhibit 10.2

October 28, 2025

Via Email

Dear Paul:

On behalf of Mike Lyons, Chief Executive Officer, I am pleased to offer you the role of EVP and Chief Financial Officer, reporting to Mike. This letter outlines the key elements of your offer.

Effective Date

The effective date of your new role is October 31, 2025.

Location

Your work location will be determined in consultation with Mike with the expectation that during the first several months of your employment you will primarily work out of the 1 Broadway office in New York City with travel to other Fiserv core locations.

Total Annual Compensation Target

Your total annual compensation target will be $7,200,000 and provided in the following components.

Annual Base Salary

Your annual base salary will be $750,000, which is $31,250 per pay period, less applicable deductions and withholdings as required by law.

Incentive Compensation Target

Your annual incentive compensation target will be $6,450,000. Our incentive compensation is paid as a mix of cash compensation and equity awards. Your cash incentive target will be $750,000. Your equity incentive target will be $5,700,000 in grant date value. The equity portion of your annual incentive compensation target will be delivered as 50% time-vested Restricted Stock Units (RSUs) and 50% Performance Share Units (PSUs). Subject to your continued employment, the terms of the applicable incentive compensation plan(s) and award agreements, and your acknowledgment of the equity award agreements, the RSUs will vest one-third on each of the first three anniversaries of the grant date and the PSUs will have a three-year cliff vest upon certification of achievement of the PSU performance goals. For the 2025 incentive year only, your cash incentive payment will be $750,000.

The amount, structure, and form of any incentive compensation opportunity (other than the cash incentive for 2025), will be subject to all terms and conditions of the applicable incentive compensation plan(s) and equity award agreements and will be determined by Fiserv in its sole discretion, which includes the right to make no award. The incentive compensation target depends on achievement of corporate objectives as determined by the Board of Directors in its discretion and further adjusted to reflect individual performance. Finally, all equity award agreements will contain post-employment obligations including non-disclosure, non-compete, and non-solicitation (of employees and clients) obligations. You will also be subject to the Executive Share Ownership requirements.

Sign-On Equity Awards

Considering the amount of unvested equity that you held at your former employer, on your start date, you received sign-on equity awards with a total grant date value of $2,000,000, comprised of $1,000,000 of time-vested RSUs and $1,000,000 of PSUs. The time-vested RSU awards vest one-third on each of the first, second, and third anniversaries of the grant date. The PSUs cliff vest subject to certification of achievement of the PSU performance goals for the 2025-2027 performance period.

Your sign-on equity awards are subject to your continued employment through the applicable vesting dates and the terms, and your acknowledgement, of the applicable incentive compensation plan and equity award agreements. Notwithstanding the foregoing, if you resign for Good Reason (as defined below), then (1) your sign-on RSU award will continue to vest as though a termination of employment did not occur, and (2) you will retain the sign-on PSUs, which will vest at the end of the performance period based on the level of achievement of the applicable performance goals. “Good Reason” means that you resign because there is a change to the Company’s Chief Executive Officer on or before the first anniversary of your start date. To resign for Good Reason your resignation must be effective within ninety (90) days after the change to the CEO.

You will receive a welcome kit via email from Fidelity, our third-party administrator, within 60 days of your start date containing instructions for activating your account and viewing and accepting your grants. It is important you take action upon receipt of this email notification as grants not accepted within 120 days will forfeit.

Time Off

As a senior executive you are expected to commit a significant amount of time to your work and in recognition of that, we do not have a pre-determined limit on the amount of vacation time that may be taken in a year. You will be entitled to the amount of vacation time that you think appropriate and in consultation with the CEO.

401(k) Savings Plan

You will be eligible to participate in the company’s 401(k) savings plan. Associates may contribute 1% to 75% of their compensation to the plan on a pre-tax basis and/or Roth 401(k) basis, up to the IRS defined limits.

Benefits

Fiserv offers a comprehensive benefits package designed to help provide security and peace of mind for you and your family. Fiserv places a strong emphasis on health and wellness education, and preventive services aimed at helping maintain your health and becoming an informed consumer. Further, all business travel will be reimbursed under our Fiserv Global Travel Expense & Corporate Card Policy. Most of our benefits are effective on your first day of employment. The Associate Benefits Guide will provide additional information and specific eligibility requirements.

Additionally, in the event of an involuntary termination without Cause, your severance benefits will be governed by the Fiserv, Inc. Executive Severance and Change of Control Policy (Executive Severance Policy) in effect for other similarly situated Management Committee members. In all instances, “Cause” will have the same definition as used in the Executive Severance Policy.

Restrictive Covenant Obligations to Current or Former Employer(s)

Fiserv requires its employees to honor their legal obligations to their prior employers (just as we expect you will honor your ongoing legal obligations to Fiserv should you leave our employment). Therefore, as a condition of your employment by Fiserv, you must not bring with you from your current or former employer(s) any confidential or proprietary business information or copies of such information; and you may not reveal to Fiserv or any of our employees or use on behalf of Fiserv any confidential or proprietary information belonging to any prior employer or other third party, unless you have been expressly authorized by the owner of such information to do so in writing.

Terms of Employment

This offer letter is not an employment contract, and nothing included in it is intended to offer or imply employment for a fixed period of time, and the Company may modify your job title, duties, salary, location, and benefits from time to time as it deems necessary. If this offer is accepted, it will create an at-will employment relationship that may be ended by either party, at any time. This offer may be rescinded or retracted by Fiserv at any time for failure to meet/satisfy any of the representations and conditions listed in this letter without any monetary consequence to Fiserv.

To accept this offer of employment, please sign and return a copy of your signed offer to me within forty-eight (48) hours of receipt.

Sincerely yours,

/s/ Jennifer Manchester

Jennifer Manchester

Executive Vice President and Chief Human Resources Officer

Acknowledged and accepted:

/s/ Paul Todd	October 28, 2025
Paul Todd	Date

cc: Mike Lyons, CEO

3